KEYSTONE MUTUAL FUNDS
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT, effective as of the 1ST day of July, 2012, to the Custody Agreement dated as of June 29, 2006, as amended March 23, 2010 (the “Custody Agreement”), is entered into by and between Keystone Mutual Funds, a Delaware business trust (the “Trust”) and U.S. Bank, National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Custody Agreement; and

WHEREAS, Article XIII, Section 13.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 13.2 Termination shall be superseded and replaced with the following:

13.2 Termination. This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trust may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

KEYSTONE MUTUAL FUNDS	U.S. BANK, NATIONAL ASSOCIATION

By: /s/ Loren Kix	By: /s/ Michael R. McVoy
Name: Loren Kix	Name: Michael R. McVoy
Title: Senior Vice President	Title: Executive Vice President

7/2012